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                   @ENTERTAINMENT ANNOUNCES DEBT OFFERING


HARTFORD, CT, JUNE 16, 1998 -- @Entertainment, Inc. (NASDAQ; ATEN) announced today that it intends to issue a debt offering with gross proceeds of approximately $225 million, pursuant to exemptions from the registration requirements of the Securities Act of 1933, during the second or third quarter of 1998. Net proceeds from the offering are currently intended primarily to fund the launch and development of the Company's digital satellite direct-to-home ("D-DTH") business, cable television network acquisitions, the acquisition of minority interests in certain subsidiaries, and for general corporate purposes. The terms of the offering have not yet been determined, and the Company cannot guarantee the timing of the offering or whether the offering will be successful.

The Company postponed its planned launch of Wizja TV and its D-DTH service, which was originally scheduled for April 18, 1998, due to a standstill provision in the letter of intent which the Company entered into with Telewizyjna Korporacja Partycypacynja S.A. ("TKP") on April 17, 1998 (the "Letter of Intent") to bring together @Entertainment's Wizja TV programming service and the Canal+ Polska premium pay-television channel and to provide for the joint development and operation of a D-DTH service for the Polish market. TKP is owned by Canal+ S.A., Agora S.A. and PolCom Invest S.A. The Company estimates that the delay of its planned April 18, 1998 launch of Wizja TV and its D-DTH service has resulted in approximately $7.2 million of additional out-of-pocket expenditures as of the date hereof, including a $5 million payment to Philips Electronics B.V. to compensate it for costs incurred as a result of the suspension of the production process for D-DTH reception systems for the Company's planned D-DTH service.

The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions. The definitive agreements were not agreed and executed by the parties by the date set forth in the Letter of Intent (the "Signature Date"). Therefore, the Company terminated the Letter of Intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the Letter of Intent.

Under the terms of the Letter of Intent, TKP is obligated to pay the Company a $5 million Break-up Fee within 10 days of the Signature Date if the definitive agreements were not executed by the Signature Date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the Letter of Intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the Letter of Intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million Break-up Fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

The Company has demanded monies from TKP and its shareholders as a result of the failure to execute the definitive agreements by the Signature Date. While the Company was waiting for the expiration of the 10-day period for payment of the Break-up Fee, the Company was informed by TKP that it had initiated arbitration proceedings before a three member arbitration panel in Geneva, Switzerland. The Company has not yet seen a copy of TKP's claim, but the Company intends to file its own claims for $10 million against TKP and its shareholders in arbitration.

@Entertainment, Inc. is the developer of both Wizja TV and a D-DTH service for the Polish market. Through its Poland Communications, Inc. subsidiary, the Company owns and operates the largest cable television network in Poland with approximately 865,000 subscribers at May 31, 1998.

The securities referenced herein will not be registered under the Securities Act of 1933 and may not be offered or sold in the U.S. absent registration under the Securities Act of 1933 or an applicable exemption from registration requirements contained therein. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the instruments referenced herein.

The aforementioned remarks contain forward-looking statements that involve significant risks and uncertainties, including without limitation those related to variables concerning the implementation of the debt offering and the outcome of the arbitration proceedings with TKP and its shareholders.


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